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                                                                     EXHIBIT 8.1



                     [Wachtell, Lipton, Rosen & Katz Letterhead]




                                  December 11, 1997





Star Banc Corporation
425 Walnut Street
Cincinnati, Ohio 45202

Ladies/Gentlemen:

         We have acted as special counsel to Star Banc Corporation, an Ohio corporation ("Star"), in connection with the proposed merger (the "Merger") of Great Financial Corporation, a Delaware corporation ("Great Financial"), with and into Star, pursuant to the Agreement and Plan of Merger dated as of September 15, 1997, between Star and Great Financial (the "Merger Agreement"). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Star and the consent of Great Financial, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Star and Great Financial dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement/Prospectus of Star and Great Financial (the "Proxy Statement/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

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Star Banc Corporation
December 11, 1997
Page 2


         We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Ohio and Delaware.

         Based upon and subject to the foregoing, except as otherwise indicated, the discussion set forth in the Proxy Statement/Prospectus under the caption "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" represents our opinion as to the material United States Federal income tax consequences of the Merger under currently applicable law.

         This opinion does not address all aspects of United States federal taxation that may be relevant to particular Great Financial stockholders, and it may not be applicable to Great Financial stockholders who, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Great Financial Common Stock pursuant to the exercise of Great Financial Stock Options or otherwise as compensation, or to persons who exercise Appraisal Rights. This opinion does not address the effect of any applicable state, local, or foreign tax laws or any United States federal tax laws other than those pertaining to the income tax.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY INFORMATION -- Federal Income Tax Consequences in General," under the caption "THE MERGER -- Certain Federal Income Tax Consequences of The Merger" and elsewhere in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ Wachtell, Lipton, Rosen & Katz




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